Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-234538 and No. 333-238906) and Form S-8 (No. 333-228123, No. 333-228547, No. 333-236373, No. 333-258639 and No. 333-268573) of Twist Bioscience Corporation of our report dated November 22, 2021 relating to the financial statements, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP
San Jose, California
June 5, 2023